CONSULTANT AGREEMENT

AGREEMENT, made this 8th day of December, 2005 by and between ProQuest Company ("ProQuest"), with a place of business at 777 Eisenhower Parkway, Ann Arbor, MI 48106, and Kevin Gregory ("Consultant"), who resides at 9137 Whispering Pines, Saline, MI 48176.

WHEREAS, ProQuest desires that Consultant be available to provide certain financial, tax and accounting services (the “Services”) as reasonably requested by ProQuest; and

WHEREAS, Consultant has the ability to perform such services;

NOW THEREFORE, in consideration of the foregoing and the terms hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Services To Be Provided. Subject to the terms and conditions hereof, Consultant agrees to provide to ProQuest up to forty (40) hours of Services; provided, however, in no event shall Consultant be required to provide more than five hours per week or 10 hours per month for such Services.

2.    Competitive Services Retained by ProQuest. Nothing herein shall be deemed to preclude ProQuest from retaining the services of other persons or entities undertaking the same or similar services as those undertaken by Consultant or from independently developing or acquiring materials or programs that are similar to, or competitive with, the Services.

3.    Fees and Expenses. No later than the first of each month, ProQuest shall pay Consultant a monthly retainer equal to Twenty-two Thousand Nine Hundred and Sixteen Dollars ($22,916) plus an amount equal to 1.45 percent of such retainer amount for the Services. The retainer paid by ProQuest shall be non-refundable and earned by Consultant with the passage of time as an inducement to remain available as a Consultant to ProQuest during the course of this Consulting Agreement. Consultant agrees to provide Services as reasonably requested by the Company during the term of this Agreement and to perform such Services as reasonably requested in good faith. Such Services shall include consulting and other assistance that may arise with respect to subject matters that are within the scope of the expertise of the Consultant as former CFO of ProQuest. In addition to the monthly retainer, Consultant shall invoice ProQuest monthly for travel expenses related to travel authorized by ProQuest and all other expenses incurred hereunder as authorized by ProQuest. If Consultant elects not to provide such Services that are reasonably requested by ProQuest during any one month period, then only to the extent Consultant fails to provide such Services ProQuest may elect to demand a repayment. Failure by Consultant to provide such Services during any month shall not relieve ProQuest from its obligations to pay Consultant his monthly retainer for the remaining term of this Agreement.

4.    Invoices and Payment. Consultant shall include with all invoices it delivers to ProQuest for payment copies of all receipts for expenses charged to ProQuest in connection with the Services to be provided.

5.    Termination. This Agreement shall commence January 1, 2006 and shall terminate on December 31, 2006; provided, however, if Consultant fails to timely sign the Separation Date Release (as defined in the letter agreement between Consultant and ProQuest of even date herewith) or subsequently revokes such Separation Date Release, then this Agreement shall immediately terminate with no further obligations from either party. The following paragraphs shall survive the termination of this Agreement: 2, 6 through 16.

6.    Work Product. Consultant agrees that all materials developed, generated or produced by Consultant resulting from the provision of Services, including but not limited to information, documentation, flow charts, diagrams, reports, writings, both internal and external, and data ("Work Product") shall be the sole and exclusive property of ProQuest. Consultant shall have no proprietary interest in the Work Product. Consultant agrees that the Work Product is a work specially ordered and commissioned for use as contribution to a collective work and is a work made for hire and any materials produced, directly or indirectly, by Consultant resulting from the provision of Services, shall be the property of ProQuest.

7.    Ownership. To the extent that the Work Product or any portion thereof is not considered a work made for hire by a court of competent jurisdiction, Consultant hereby assigns to ProQuest the ownership of copyright in such materials, without the necessity of any further consideration, and the ProQuest shall be entitled to obtain and hold in its own name all copyrights in respect of such materials. If and to the extent Consultant may, under applicable law or otherwise, be entitled to claim any ownership interest in the Work Product, Consultant hereby transfers, grants, conveys, assigns, and relinquishes exclusively to the ProQuest all of Consultant's right, title, and interest in and to such materials in perpetuity or for the longest period otherwise permitted by law. Consultant shall perform any acts that may be deemed necessary or desirable by ProQuest, in its sole discretion, to further evidence transfer of ownership of the Work Product to the ProQuest to the fullest extent possible, including but not limited to, the making of further written assignments in a form determined by the ProQuest.

8.    License. To the extent that any preexisting rights are embodied or reflected in the Work Product which Consultant does not own but only has the right to license to ProQuest, Consultant hereby grants to the ProQuest the irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to (i) use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such preexisting rights and any derivative works thereof and (ii) authorize others to do any or all of the foregoing.

9.    Proprietary Information. Consultant acknowledges that in the course of performing the Services, Consultant has been or may be given access to proprietary and confidential information of ProQuest, (collectively, "Proprietary Information") which includes without limitation: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, product planning information, marketing strategies, plans, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of contractor, its parent corporation, its subsidiaries and affiliated companies and the customers, clients and suppliers of any of the foregoing; (b) any scientific or technical information design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords ProQuest a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, information know-how, show-how and trade secrets, whether or not patentable, or copyrightable; (d) Work Product and inventions; and (e) all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills or material, equipment, prototypes and models, and any other tangible manifestation of the foregoing which now exist or come into the control or possession of Consultant. Consultant agrees to hold in the strictest confidence, and to use all reasonable means and care to safeguard, the Proprietary Information and to prevent the unauthorized use or disclosure thereof. Either during or after Consultant's engagement with ProQuest, Consultant will not disclose to anyone outside of ProQuest, nor use in other than ProQuest's business, except with the prior written permission of an officer of ProQuest any Proprietary Information or proprietary thing that is received in confidence by ProQuest or for ProQuest from any other person or entity. Any copies or reproductions of the Proprietary Information shall bear the patent, copyright, trademark or proprietary notices contained in the original. Upon the request of the ProQuest or the completion or termination of Services, but in any event upon termination of this Agreement, Consultant shall surrender to ProQuest all memoranda, notes, records, drawings, manuals, computer software, and other documents or materials (and all copies of same) pertaining to or including the Proprietary Information. Upon the return of such materials, Consultant agrees to certify, in writing, that all of the foregoing materials have been returned to the ProQuest. Consultant also agrees to abide by the terms and conditions of software license, non-disclosure and confidentiality agreements entered into by the ProQuest with third parties ("Third Party Agreements"), and such third parties shall be third party beneficiaries of this Agreement. Irrespective of the above, ProQuest hereby agrees that it shall not be entitled to own, license or utilize any of Consultant's proprietary technologies either directly or indirectly, without the written consent of Consultant.

10.  Irreparable Harm. Consultant acknowledges that use or disclosure of any Proprietary Information in a manner inconsistent with this Agreement or breach of Third Party Agreements will give rise to irreparable injury to ProQuest or such third parties inadequately compensable in damages. Accordingly, in addition to any other legal remedies which may be available, at law or in equity, ProQuest or such third parties shall be entitled to equitable or injunctive relief against the breach or threatened breach of such unauthorized use or disclosure or breach or threatened breach of Third Party Agreements.

11.  Solicitation of Personnel and Similar Service. During the term of this Agreement, Consultant agrees not to recruit, solicit, employ or utilize, for Consultant or others, the employees of the ProQuest or any of ProQuest's consultants or subcontractors.

12.  Independent Contractors. It is expressly agreed that ProQuest and Consultant are acting hereunder as independent contractors and under no circumstances shall any employees of one party be deemed the employees of the other for any purpose. Consultant shall not be considered or deemed to be an agent, employee, joint venturer, or partner of ProQuest. Consultant shall have no authority to contract for or bind the ProQuest in any manner and shall not represent itself as an agent of the ProQuest or as otherwise authorized to act for or on behalf of the ProQuest. Consultant Personnel shall have no status as employee or any right to any benefits that the ProQuest grants its employees. ProQuest shall not be responsible for payment of workers' compensation, disability benefits and unemployment insurance or for withholding and paying employment taxes for Consultant Personnel, but such responsibility shall be that of Consultant.

13.  Publicity and Use of Trademarks. Consultant shall not use the name, logo, trademarks, trade names or any facsimile thereof of ProQuest in publicity releases, promotional material, advertising, marketing or business generating efforts without securing the prior written consent of ProQuest. The parties agree that Consultant may disclose the existence, parties, terms and conditions and other matters relating to this Agreement, and may file copies of this Agreement with public agencies, to the extent necessary to comply with applicable law, including without limitation, the rules and regulations of the Securities and Exchange Commission and to the extent necessary in connection with review by lending institutions, subject to appropriate confidentiality restrictions.

14.  Dispute Resolution. Any and all disputes, claims, and causes of action that may arise from or relate to this Agreement or its enforcement, performance, breach, or interpretation, shall be resolved solely and exclusively by final, binding and confidential arbitration under the then-existing arbitration rules governing the resolution of employment disputes. The place for holding any arbitration proceeding shall be mutually agreed to by the parties. Notwithstanding the foregoing, any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts.

15.   Attorneys Fees. In the event Consultant receives an award from the arbitration proceedings pursuant to paragraph 14 above due to ProQuest’s breach of this Agreement, then ProQuest shall pay Consultant an amount equal to the reasonable attorneys fees and expensed incurred by Consultant as a result of such proceeding.

16.  Miscellaneous.              This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. You agree that neither this Agreement nor performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type. This Agreement may not be modified or amended except in a writing signed by both you and the CEO. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Michigan as applied to contracts made and to be performed entirely within Michigan. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Kevin Gregory	ProQuest Company

_____________________________	By: ____________________________

Signature

Name: _________________________

Title: ___________________________

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